Exhibit 99.2

SANOFI-AVENTIS AND BRISTOL-MYERS SQUIBB ANNOUNCE AGREEMENT

TO SETTLE U.S. PLAVIX® LITIGATION WITH APOTEX

SUBJECT TO CERTAIN CONDITIONS

Questions and Answers

Q1.	Why did sanofi-aventis and Bristol-Myers Squibb (BMS) enter into this agreement?

A1.	Sanofi-aventis and BMS entered into this agreement based on the balance between the risk of outcome in the litigation and the certainty of a settlement.

Q2.	Does this mean that you think that Apotex’s invalidity case is strong?

A2.	No. We continue to believe that the ‘265 patent is valid. If the settlement is not finalized, we intend to vigorously pursue enforcement of our patent rights in PLAVIX.

Q3.	What is the status of the other defendants (Dr. Reddy’s, Cobalt, Teva)?

A3.	We have contacted Dr. Reddy’s to discuss a settlement with them. There can be no assurance that a settlement will be reached. We will communicate with Teva and Cobalt in due course.

Q4.	Is this another case of an innovator company and generic company colluding to prevent a generic from coming on the market sooner?

A4.	No. Under the agreement, Apotex will in fact enter the market before exclusivity on the ‘265 patent expires.

Q5:	How long will the license to Apotex be in effect prior to the loss of exclusivity?

A5	We expect the license will be in effect eight months prior to the loss of exclusivity.

Q6.	What do you think about the prospects for obtaining FTC and state attorneys general antitrust review and clearance?

A6	As we said in the release, there is a significant risk that the required antitrust clearance will not be obtained.

Q7.	What is the process for obtaining antitrust review and clearance? How long do you think that will take?

A7.	We will submit the settlement agreement to the FTC and state attorneys general for review promptly. We cannot predict how long they will take to evaluate the agreement.

Q8.	What happens if the antitrust review and clearance is not obtained?

A8.	As discussed in the release, if antitrust review and clearance is not obtained, the agreement would be terminated, Apotex would receive a payment, the litigation would be reinstated and Apotex could launch a generic clopidogrel at risk. If the litigation is reinstated, we would vigorously pursue enforcement of our patent rights in Plavix.

Q9.	What are the financial terms of the settlement? Will you establish a reserve for the settlement?

A9.	In the first quarter of 2006, sanofi-aventis and BMS each expect to establish a reserve that we do not expect to be material which represents the minimum estimated amount of payments under the agreement. Sanofi-aventis and BMS may record additional reserves in the future. At this time, we cannot reasonably estimate the amount of any future reserves. If the settlement is finalized, the agreement provides for certain possible payments to Apotex at the time the license becomes effective. While we do not currently believe it is likely that the conditions requiring such payments will occur, such payments, if required, could be material.

Q10.	What are the other conditions to the settlement?

A10.	We will not discuss the conditions and terms of the settlement other than what is disclosed in the press release.

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